Exhibit 99.1

News from The Chubb Corporation

The Chubb Corporation 15 Mountain View Road • P.O. Box 1615 Warren, New Jersey 07061-1615 Telephone: 908-903-2000

FOR IMMEDIATE RELEASE:

Chubb Elects Paul Krump Chief Operating Officer

WARREN, New Jersey, December 3, 2015 – The Board of Directors of The Chubb Corporation [NYSE: CB] today elected Paul J. Krump Chief Operating Officer. He will hold this position until the completion of the previously announced merger of Chubb with ACE Limited, which is expected to take place in the first quarter of 2016.

A 33-year veteran of Chubb, Krump, 55, joined the company in 1982 as a commercial underwriting trainee in the Minneapolis office. He has held numerous headquarters and field positions in the United States and Europe, including his current position as President of Personal Lines and Claims and recently added position as President of Commercial and Specialty Lines, both of which positions Krump will continue to hold. In his role as Chief Operating Officer, he will be responsible for Chubb’s Commercial, Specialty, Personal and Accident & Health insurance lines; Claims; Global Field Operations; Information Technology; Human Resources; Communications; and External Affairs.

“Paul combines world-class insurance industry expertise in all property and casualty lines with outstanding leadership and managerial skills,” said John D. Finnegan, Chairman, President and Chief Executive Officer of Chubb. “In addition to serving as COO, Paul will continue to play a key role in the integration of the Chubb and ACE organizations.”

Mr. Krump will continue to be a member of the Executive Committee, which also includes Mr. Finnegan; Richard G. Spiro, Executive Vice President and Chief Financial Officer; and Harold L. Morrison, Jr., Executive Vice President, Chief Global Field Officer and Chief Administrative Officer.

Mr. Finnegan also announced today that Maureen A. Brundage, Executive Vice President, General Counsel and Corporate Secretary, has been appointed a member of the Executive Committee. Ms. Brundage joined the company in 2005 as General Counsel and was subsequently elected Chief Ethics Officer in 2008 and Corporate Secretary in 2013.

About Chubb

Since 1882, members of the Chubb Group of Insurance Companies have provided property and casualty insurance products to customers around the globe. These products are offered through a worldwide network of independent agents and brokers. The Chubb Group of Insurance Companies is known for financial strength, underwriting and loss-control expertise, tailoring products for the needs of high-net-worth individuals and commercial customers in niche markets and select industry segments, and outstanding claim service.

The Chubb Group of Insurance Companies is the marketing term used to describe several separately incorporated insurance companies under the common ownership of The Chubb Corporation. The Chubb Corporation is listed on the New York Stock Exchange [NYSE: CB] and, together with its subsidiaries, employs approximately 10,300 people throughout North America, Europe, Latin America, Asia and Australia. For more information regarding The Chubb Corporation, including a listing of the insurers in the Chubb Group of Insurance Companies, visit www.chubb.com.

For further information contact:	Investors:	Investor Relations
908-903-2365

	Media:	Mark E. Greenberg
908-903-2682